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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 4)

                          Atria Communities, Inc.
                             (Name of Company)

                  Common Stock, Par Value $0.01 per share
                       (Title of Class of Securities)

                                 049905102
                               (CUSIP Number)


                           Marjorie L. Reifenberg
                 Lazard Freres Real Estate Investors L.L.C.
                      30 Rockefeller Plaza, 63rd Floor
                             New York, NY 10020
                               (212) 632-6000

                              with a copy to:

                           Kevin J. Grehan, Esq.
                          Cravath, Swaine & Moore
                             825 Eighth Avenue
                             New York, NY 10019
                               (212) 474-1490

               ----------------------------------------------
        (Name, Address and Telephone Number of Person Authorized to
                    Receive Notices and Communications)

                             September 15, 1998
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D



CUSIP No.  049905102                                     Page 2 of 13 Pages




1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                        Kapson Senior Quarters Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                     (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

  NUMBER OF       7   SOLE VOTING POWER
   SHARES             9,135,802
 BENEFICIALLY
OWNED BY EACH     8   SHARED VOTING POWER
  REPORTING           -0-
 PERSON WITH
                  9   SOLE DISPOSITIVE POWER
                      9,135,802

                  10  SHARED DISPOSITIVE POWER
                      -0-

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,135,802 shares of Common Stock


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
    SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14  TYPE OF REPORTING PERSON*
           CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                     Page 3 of 13 Pages



1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                    Prometheus SQ Holdings Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]

3   SEC USE ONLY

4   SOURCE OF FUNDS*
                    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

  NUMBER OF      7    SOLE VOTING POWER
   SHARES             9,135,802
 BENEFICIALLY    8    SHARED VOTING POWER
OWNED BY EACH         -0-
  REPORTING      9    SOLE DISPOSITIVE POWER
 PERSON WITH          9,135,802
                 10   SHARED DISPOSITIVE POWER
                      -0-
 11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,135,802 shares of Common Stock


 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [ ]
      SHARES*

 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

 14   TYPE OF REPORTING PERSON*
             CO


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                       Page 4 of 13 Pages




1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                    Prometheus SQ Interim Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                     AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware

  NUMBER OF        7   SOLE VOTING POWER
    SHARES             9,135,802
 BENEFICIALLY      8   SHARED VOTING POWER
OWNED BY EACH          -0-
  REPORTING        9   SOLE DISPOSITIVE POWER
 PERSON WITH           9,135,802
                   10  SHARED DISPOSITIVE POWER
                       -0-

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,135,802 shares of Common Stock


12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [ ]
      SHARES*

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14    TYPE OF REPORTING PERSON*
             CO


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                       Page 5 of 13 Pages


1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                  Prometheus Senior Quarters, LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                       (b)  [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                     AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware

   NUMBER OF       7     SOLE VOTING POWER
    SHARES               9,135,802
 BENEFICIALLY      8     SHARED VOTING POWER
OWNED BY EACH            -0-
  REPORTING        9     SOLE DISPOSITIVE POWER
 PERSON WITH             9,135,802
                   10    SHARED DISPOSITIVE POWER
                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,135,802 shares of Common Stock

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN         [ ]
     SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14   TYPE OF REPORTING PERSON*
            OO


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                     Page 6 of 13 Pages



1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                   LF Strategic Realty Investors II L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                      WC, BK

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware

   NUMBER OF       7   SOLE VOTING POWER
    SHARES             9,135,802
 BENEFICIALLY
OWNED BY EACH      8   SHARED VOTING POWER
  REPORTING            -0-
 PERSON WITH       9   SOLE DISPOSITIVE POWER
                       9,135,802
                   10  SHARED DISPOSITIVE POWER
                       -0-

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,135,802 shares of Common Stock


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN          [ ]
    SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14  TYPE OF REPORTING PERSON*
         PN


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                     Page 7 of 13 Pages




1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

                   LFSRI II Alternative Partnership L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                    WC, BK

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware

   NUMBER OF      7    SOLE VOTING POWER
    SHARES             9,135,802
  BENEFICIALLY
 OWNED BY EACH    8    SHARED VOTING POWER
   REPORTING           -0-
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                       9,135,802

                  10   SHARED DISPOSITIVE POWER
                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,135,802 shares of Common Stock


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [ ]
     SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14   TYPE OF REPORTING PERSON*
          PN


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D



CUSIP No.  049905102                                    Page 8 of 13 Pages



1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

           LFSRI II CADIM Alternative Partnership L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                        WC, BK

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware

  NUMBER OF        7    SOLE VOTING POWER
    SHARES              9,135,802
 BENEFICIALLY
OWNED BY EACH      8    SHARED VOTING POWER
  REPORTING             -0-
 PERSON WITH       9    SOLE DISPOSITIVE POWER
                        9,135,802

                   10   SHARED DISPOSITIVE POWER
                        -0-

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,135,802 shares of Common Stock


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN          [ ]
          SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14  TYPE OF REPORTING PERSON*
           PN


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13D




                                SCHEDULE 13D



CUSIP No.  049905102                                    Page 9 of 13 Pages



1   NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

           Lazard Freres Real Estate Investors L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
3   SEC USE ONLY

4   SOURCE OF FUNDS*
                        AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York

  NUMBER OF        7    SOLE VOTING POWER
    SHARES              9,135,802
 BENEFICIALLY
OWNED BY EACH      8    SHARED VOTING POWER
  REPORTING             -0-
 PERSON WITH       9    SOLE DISPOSITIVE POWER
                        9,135,802

                   10   SHARED DISPOSITIVE POWER
                        -0-

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,135,802 shares of Common Stock


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN          [ ]
          SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    88.1%, based upon number of shares of Common Stock outstanding on September 15, 1998

14  TYPE OF REPORTING PERSON*
           OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   Security and Company

          This Amendment No. 4 (this "Amendment"), to the statement on
Schedule 13D (the "Initial Statement") of Kapson Senior Quarters Corp., a Delaware corporation ("Kapson"), Prometheus SQ Holdings Corp., a Delaware corporation ("PSQH"), Prometheus SQ Interim Corp., a Delaware corporation ("PSQI"), Prometheus Senior Quarters, LLC, a Delaware limited liability company ("Prometheus"), LF Strategic Realty Investors II L.P., a Delaware limited partnership ("LFSRI"), LFSRI II Alternative Partnership L.P., a Delaware limited partnership ("LSFRI II AP"), LSFRI II - CADIM Alternative Partnership L.P., a Delaware limited partnership ("LSFRI CADIM") and Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), relates to the common stock, par value $0.01 per share (the "Common Stock"), of Atria Communities, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 501 South Fourth Avenue, Suite 140, Louisville, Kentucky 40202. This Amendment supplementally amends the Initial Statement. Capitalized terms used herein but not defined herein have the meanings ascribed to them in the Initial Statement.



Item 2.   Identity and Background

          PSQH is a special purpose investment vehicle which is wholly owned by Prometheus. PSQI is a special purpose investment vehicle which is wholly owned by PSQH. Both PSQH and PSQI were organized by Prometheus for the purpose of effecting the Merger. As a result of a transfer between Prometheus and PSQH and as subsequent transfer between PSQH and PSQI, PSQI is the direct parent of Kapson. The principal business offices of PSQH and PSQI are located at 30 Rockefeller Plaza, 63rd Floor, New York, NY 10020.


Item 3.   Source and Amount of Funds or Other Consideration

          No change.


Item 4.   Purpose of Transaction

          No change.

Item 5.   Interest in Securities of the Company

          The Merger was consummated on September 15, 1998. Pursuant to the Merger, the Reporting Persons have acquired full voting and dispositive power over 9,135,802 shares of

Common Stock (comprising approximately 88.1% of the shares of Common Stock outstanding on September 15, 1998).

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Company

          No change.

Item 7.   Material to be Filed as Exhibits

          None.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    KAPSON SENIOR QUARTERS CORP.,

                                       by
                                            /s/ EVAN A. KAPLAN
                                         -------------------------
                                         Name:  Evan A. Kaplan
                                         Title: President


                                    PROMETHEUS SQ HOLDINGS CORP.,

                                       by
                                           /s/ JOHN A. MOORE
                                         --------------------------
                                         Name:  John A. Moore
                                         Title: Vice President



                                    PROMETHEUS SQ INTERIM CORP.

                                       by
                                            /s/ JOHN A. MOORE
                                         --------------------------
                                         Name:  John A. Moore
                                         Title: Vice President

                                    PROMETHEUS SENIOR QUARTERS, LLC,

                                    by  LF STRATEGIC REALTY INVESTORS II,
                                        L.P., as a member,

                                        by  LAZARD FRERES REAL ESTATE
                                            INVESTORS L.L.C., its general
                                            partner,

                                              by
                                                   /s/ JOHN A. MOORE
                                                --------------------------
                                                Name:  John A. Moore
                                                Title: Principal

                                    LF STRATEGIC REALTY INVESTORS II, L.P.,

                                     by  LAZARD FRERES REAL ESTATE INVESTORS
                                         L.L.C., its general partner,

                                            by
                                                  /s/ JOHN A. MOORE
                                              --------------------------
                                              Name:  John A. Moore
                                              Title: Principal


                                     LFSRI II ALTERNATIVE PARTNERSHIP L.P.,

                                      by  LAZARD FRERES REAL ESTATE INVESTORS
                                          L.L.C., its general partner,

                                            by
                                                  /s/ JOHN A. MOORE
                                                --------------------------
                                                Name:  John A. Moore
                                                Title: Principal


                                     LFSRI II-CADIM ALTERNATIVE PARTNERSHIP
                                     L.P.,

                                     by  LAZARD FRERES REAL ESTATE INVESTORS
                                         L.L.C., its general partner,

                                            by
                                                 /s/ JOHN A. MOORE
                                               --------------------------
                                               Name:  John A. Moore
                                               Title: Principal


                                      LAZARD FRERES REAL ESTATE INVESTORS
                                      L.L.C.,

                                               by
                                                   /s/ JOHN A. MOORE
                                                --------------------------
                                                Name:  John A. Moore
                                                Title: Principal



Dated November 2, 1998